SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                                (Amendment No.)*

                            United Bankshares, Inc.
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                  909907-10-7
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                                 (CUSIP Number)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

                                                               Page 1 of 4 Pages

             -------------------------------------------------------------------
             CUSIP No. 909907-10-7
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      1      NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON:

             UNITED NATIONAL BANK AND IT'S BOARD OF DIRECTORS
             (SEE EXHIBIT I TO SCHEDULE 13G, PAGE 4 OF 4.)
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             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                      (a) [ ]
                                                      (b) [ ]
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      3       SEC USE ONLY
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      4       CITIZENSHIP OR PLACE OF ORGANIZATION

              Parkersburg, West Virginia
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                             5         SOLE VOTING POWER
            NUMBER OF                    1,098,699.590
              SHARES         ---------------------------------------------------
           BENEFICIALLY      6         SHARED VOTING POWER
             OWNED BY                    190,663.000
               EACH          ---------------------------------------------------
             REPORTING       7         SOLE DISPOSITIVE POWER
              PERSON                     995,837.000
               WITH          ---------------------------------------------------
                             8         SHARED DISPOSITIVE POWER
                                         304,108.599
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      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                1,750,320.59
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     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES (SEE INSTRUCTIONS)
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     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                20.39%
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     12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                BK
              ------------------------------------------------------------------

                                                               Page 2 of 4 Pages

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transactions having such purposes or effect.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         Date: June 12, 1998

                                         By: [s] Richard M. Adams, Jr.
                                         _______________________________________
                                         Richard M. Adams, Jr.
                                         Senior Vice President and Trust Counsel

                                                               Page 3 of 4 Pages